UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2024

Neuraxis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41775	45-5079684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11611 N. Meridian St, Suite 330

Carmel, IN 46032

(Address of principal executive offices)

Registrant’s telephone number, including area code: (812) 689-0791

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NRXS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Flagstaff SPA

As previously disclosed, on November 9, 2023, Neuraxis, Inc. (the “Company”) entered into a securities purchase agreement (the “Flagstaff SPA”), with Flagstaff International, LLC (“Flagstaff International”) for the issuance and purchase of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), at price per share of $2.38. The aggregate purchase price of $3 million was to be paid in 15 monthly installments.

As previously disclosed, on February 12, 2024, the Company and Flagstaff International entered into three amendments to the Flagstaff SPA in 2024. Pursuant to the third amendment, the parties agreed to increase the investment amount from $3 million to $5 million. As of the date of this filing, the Company has received a total of $800,000 from Flagstaff International and issued 336,132 shares of Series B Preferred Stock to Flagstaff International.

On October 12, 2024, the Company and Flagstaff International entered into the fourth amendment to the Flagstaff SPA (the “Fourth Amendment”) to change the investment amount from $5 million to $1.8 million. Pursuant to the Fourth Amendment, Flagstaff International shall purchase from the Company, and the Company shall sell to Flagstaff International, up to an additional 420,168 shares of Series B Preferred Stock for an aggregate purchase price of $1.8 million, of which (i) $800,000 has been paid to the Company before April 30, 2024, (ii) $500,000 is to be paid to the Company before November 27, 2024, and (iii) $500,000 is to be paid to the Company before December 31, 2024. In addition, the Fourth Amendment provides that the Flagstaff SPA shall be terminated (i) automatically upon receipt by the Company of the payments and the issuance of the shares of Series B Preferred Stock, (ii) by mutual written consent of the Company and Flagstaff International, (iii) by Flagstaff International if the Company breaches or fails to perform its obligations under the Flagstaff SPA, which breach or failure is incapable of being cured by January 9, 2025, or (iv) by the Company if Flagstaff International breaches or fails to perform its obligations under the Flagstaff SPA, which breach or failure is incapable of being cured by January 9, 2025, or if Flagstaff International fails to make any of the payments within 9 calendar days of the payment date.

Securities Purchase Agreements

On October 16, 2024, the Company entered into securities purchase agreements (the “SPAs”) with several investors (the “Investors”) for the issuance and purchase of 60,924 shares of Series B Preferred Stock for an aggregate purchase price of approximately $145,000. As previously reported, the Series B Preferred Stock is convertible at any time into shares of the Company’s common stock without any further consideration and ranks senior to the Common Stock with respect to payments upon the liquidation, dissolution and winding up of the Company. The stated value of the Series B Preferred Stock will be $2.38 per share. The right to receive dividends and the liquidation rights of the Series B Preferred Stock will automatically expire on June 30, 2025.

In connection with the SPAs and the issuance of the Series B Preferred Stock, on the same day, the Company and Investors entered into Registration Rights Agreements (the “Registration Rights Agreements”). Pursuant to the Registration Rights Agreements, the Company shall prepare and file a resale registration statement with the Securities and Exchange Commission (the “Commission”) within 30 days of executing the definitive documents and use its best efforts to cause such registration statement to be declared effective by the Commission as soon as practicable thereafter. The Registration Rights Agreements also provide the Investors with certain piggyback registration rights.

The foregoing description of the Fourth Amendment, the SPAs, and the Registration Rights Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Fourth Amendment, the SPAs, and the Registration Rights Agreements, a copy of which are filed with this current report on Form 8-K as Exhibits 10.1, 10.2, and 10.3 hereto and is hereby incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure regarding the SPAs required by this Item 3.02 is set forth in Item 1.01 above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Fourth Amendment to Securities Purchase Agreement, dated October 12, 2024, between the Company and Flagstaff International, LLC
10.2	Form of Securities Purchase Agreement
10.3	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2024	NEURAXIS, INC.

	By:	/s/ Brian Carrico
	Name:	Brian Carrico
	Title:	President and Chief Executive Officer